NOTE AMENDMENT AGREEMENT NO. 3

      THIS NOTE AMENDMENT AGREEMENT NO. 3, dated as of July 22, 1997, is between PAMIDA HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and 399 VENTURE PARTNERS, INC., a Delaware corporation ("Venture").

                                      * * *

      As of the date of this Agreement, the Company has outstanding $5,315,118.09 principal amount of 13.5% Senior Promissory Notes (the "Senior Notes"), $14,551,384.79 principal amount of 14% Subordinated Promissory Notes (the "Subordinated Notes") and $10,974,758.55 principal amount of 14.25% Junior Subordinated Promissory Notes (the "Junior Subordinated Notes"). The Senior Notes, Subordinated Notes and Junior Subordinated Notes are collectively referred to herein as the "Notes". Venture holds more than 50% of the aggregate outstanding principal amount of the Senior Notes, more than 50% of the aggregate outstanding principal amount of the Subordinated Notes and more than 50% of the aggregate outstanding principal amount of the Junior Subordinated Notes. Venture and the Company have the power to amend the Notes pursuant to paragraph 6 of each of the Notes. Venture and the Company now desire to further amend all of the Notes, as previously amended pursuant to a Note Amendment Agreement dated as of December 18, 1992, between the Company and Court Square Capital Limited, and a Note Amendment Agreement No. 2 dated as of March 1, 1993 between the Company and Venture (formerly known as Citicorp Investments Inc.), pursuant to this Agreement.

      THEREFORE, the parties hereto agree as follows:

      SECTION 1. AMENDMENT OF NOTES. Each of the Notes shall be amended to be payable solely in shares of the Company's stock in accordance with the provisions of the following sentence of this Section 1. One share of either Common Stock of the Company ("Common Stock") or Nonvoting Common Stock of the Company ("Nonvoting Common Stock") shall be issued for each $9.00 of outstanding principal and accrued interest as provided in the "Allonge to Promissory Note" in the form of Exhibit A hereto (the "Allonge") which shall become effective upon satisfaction of certain conditions as provided in Section 4 hereof.

      SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Venture that, subject to approval by the Company's stockholders as provided in Section 4 hereof, the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the Company; and that execution and delivery by the Company of this Agreement and the issuance of shares of Common Stock or Nonvoting Common Stock as contemplated by the Allonge do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrances upon the Company's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than in connection with certain state and federal securities laws) pursuant to the Company's Restated Certificate of Incorporation, as amended, or the Company's Revised Bylaws, as amended, or any law, statute, rule, regulation, instrument, order, judgment or decree to which the Company or any of its subsidiaries or any of their respective properties is subject, or any agreement or instrument to which the Company or any of its subsidiaries is a party or any of their respective properties is subject. The Company further represents and warrants to Venture that the authorized equity capital of the Company as of the date hereof consists of 10,000,000 shares of Common Stock, par value $.01 per share, of which 5,004,942 shares are issued and outstanding, 514 shares of 16.25% Senior Cumulative Preferred Stock, par value $1.00 per share (the "Senior Preferred"), of which 513.95939 shares are issued and outstanding, 6,987 shares of 14.25% Junior Cumulative Preferred Stock, par value $1.00 per share (the "Junior Preferred"), of which 1,626.86016 shares are issued and outstanding, and 2,000,000 shares of Nonvoting Common Stock, par value $.01 per share, no shares of which are issued and outstanding; that, except for 345,042 shares of Common Stock reserved for issuance under the Pamida Holdings Corporation 1992 Stock Option Plan and except as contemplated hereby, there are no outstanding rights to acquire shares of the Company through options, warrants, conversion rights or otherwise; that the liquidation value (as determined pursuant to the terms of the Restated Certificate of Incorporation of the Company as in effect as of the date hereof) for the Senior Preferred and the Junior Preferred, respectively, was $669,300.42 and $2,058,471.04 as of May 31, 1997; and that, as of the date hereof, the Company has outstanding $5,315,118.09 principal amount of Senior Notes, $14,551,384.79 principal amount of Subordinated Notes and $10,974,758.55 principal amount of Junior Subordinated Notes. The Company further represents and agrees that it shall not issue any additional shares of capital stock prior to the effective date of the amendments to the Notes effected by the Allonge as determined pursuant to Section 4 hereof, other than issuances of shares under the Pamida Holdings Corporation 1992 Stock Option Plan, without the prior written consent of Venture.

      SECTION 3. REPRESENTATIONS AND WARRANTIES OF VENTURE. Venture hereby represents and warrants to the Company that it is the sole and lawful owner of $3,915,677.52 of the aggregate outstanding principal amount of the Senior Notes, $10,629,263.60 of the aggregate outstanding principal amount of the Subordinated Notes and $10,974,758.55 of the aggregate outstanding principal amount of the Junior Subordinated Notes as of the date hereof; that it has full right and lawful authority, without the consent of anyone whose consent has not been given, to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby; and that M. Saleem Muqaddam has authority to execute and deliver this Agreement and to carry out its terms on behalf of Venture.

      SECTION 4. CONDITIONS TO EFFECTIVENESS OF AMENDMENT. The amendments to the Notes effected by the Allonge shall become effective upon the satisfaction of all of the following conditions: (i) the requisite approval by the Company's stockholders pursuant to the Company's Restated Certificate of Incorporation of the transactions contemplated by the Allonge and the concurrent authorization by the Company's stockholders pursuant to the General Corporation law of the State of Delaware of the requisite number of shares of the Common Stock and the requisite number of shares and amendment to the terms of the Nonvoting Common Stock (substantially in the form of Exhibit B hereto) to be issued in connection with such transactions, (ii) the change and reclassification of each outstanding share of Senior Preferred and each outstanding share of Junior Preferred (collectively, the "Preferred Stock") into the number of shares of Common Stock of the Company equal to the liquidation value of the Preferred Stock (as determined pursuant to the terms of the Restated Certificate of Incorporation of the Company as in effect as of the date hereof) plus any unpaid Preferred Stock dividends not included in the liquidation value accrued as of the close of business on the effective date of the change and reclassification divided by nine and, on an individual shareholder basis, rounded up to the next whole number, and (iii) the receipt by the Company of a favorable opinion from Alex. Brown & Sons, Incorporated as to the fairness of the transactions contemplated by the Allonge and the change and reclassification of the Preferred Stock to the present holders of Common Stock of the Company. If all of the conditions referred to in the preceding sentence are not satisfied on or prior to December 31, 1997, then this Agreement shall be null and void and of no further force or effect.

      SECTION 5. NO COMMISSIONS. Each party represents and agrees that no commission or other remuneration has been or will be paid or given directly or indirectly for soliciting the execution or delivery of this Amendment or the transactions contemplated hereby.

      SECTION 6. SECURITIES LAW RESTRICTIONS. The shares of Nonvoting Common Stock or Common Stock to be issued to Venture either initially or upon conversion of Nonvoting Common Stock shall be restricted securities within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and shall bear an appropriate legend. Venture agrees that such shares may be transferred only pursuant to Rule 144 under the Securities Act or another available exemption from registration under the Securities Act if, in the opinion of counsel to the Company, such other exemption is available. All other holders of Notes will receive unrestricted shares of Common Stock provided that they have continually held the Notes for at least two years (calculated in accordance with Rule 144) and have not been affiliates of the Company for at least three months as of the effective date of the Allonge.

      SECTION 7. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

      SECTION 8. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      SECTION 9. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of Delaware.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              PAMIDA HOLDINGS CORPORATION


                              By:/s/ Steven S. Fishman
                                 Steven S. Fishman, Chairman of
                                 the Board and Chief Executive Officer


                              399 VENTURE PARTNERS, INC.


                              By:/s/ M. Saleem Muqaddam
                                 M. Saleem Muqaddam, Vice President





                                    EXHIBIT A




                           ALLONGE TO PROMISSORY NOTE

      The Promissory Note ("Promissory Note") of Pamida Holdings Corporation (the "Company") described below is hereby amended by this Allonge to Promissory Note which shall form part of the Promissory Note and shall supersede the terms and conditions of the Promissory Note to the extent inconsistent herewith.

      1. PAYMENT. The entire outstanding principal balance of this Promissory Note as of the date hereof (including amounts previously added to the principal balance in payment of interest) ("Principal") and interest accrued under this Promissory Note from the most recent Quarterly Payment Date through the date immediately preceding the date hereof as set forth below ("Interest") shall be due and payable on the date hereof in the number of shares of Common Stock (or Nonvoting Common Stock if Section 2 hereof is applicable) of the Company calculated as follows: The number of shares to be issued in full payment of all of the Company's obligations under this Promissory Note shall equal the sum of the Principal and Interest divided by nine (9) and rounded up to the next whole number.

      2. NONVOTING COMMON STOCK. Notwithstanding the provisions of Section 1 hereof, if the payment of this Promissory Note in shares of Common Stock together with the contemporaneous payment in shares of Common Stock of other presently outstanding promissory notes of the Company held by the holder of this Promissory Note would have the effect of causing the registered holder (or a group acting in concert as a partnership or other group of which the holder is a member) to become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing 30% or more of the combined voting power of the outstanding securities of the Company ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, then this Promissory Note shall be payable in shares of Nonvoting Common Stock (as constituted as of the close of business on the date hereof) in lieu of Common Stock. Except for such right to vote, shares of Nonvoting Common Stock shall be equal in all respects to the Common Stock and shall be convertible into the same number of shares of Common Stock under certain conditions.

      3. AUTOMATIC CONVERSION. Effective on the date hereof, this Promissory Note automatically and without further action being required shall be deemed converted solely into the right to receive the applicable number of shares of Common Stock or Nonvoting Common Stock, as the case may be, as calculated in accordance with this Allonge to Promissory Note; and the registered holder of this Promissory Note thereafter shall have no rights under this Promissory Note except to receive such number of shares.

      4. DISCHARGE AND CANCELLATION. This Promissory Note is hereby discharged, and the Company shall be forever released from all its obligations and liabilities under this Promissory Note, subject only to issuance of such shares of Common Stock or Nonvoting Common Stock, as the case may be, which shall be delivered to the registered holder upon surrender of this Promissory Note (including this Allonge to Promissory Note) to the Company for cancellation and will not be reissued.

      5. NO STOCKHOLDER RIGHTS. Nothing contained in this Promissory Note shall be construed as conferring upon the registered holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or with respect to any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall hereafter be payable or accrued in respect of this Note or the interest represented hereby or the shares obtainable hereunder until, and only to the extent that, this Promissory Note shall have been surrendered and shares shall have been issued to the registered holder in accordance with the terms of this Allonge to Promissory Note.

      6. PLACE OF TENDER. Tender of this Promissory Note (including this Allonge to Promissory Note) is to be made at the offices of the Company, Pamida Holdings Corporation, 8800 "F" Street, Omaha, Nebraska 68127-1574, Attention: Chief Financial Officer or to such other address as specified by prior written notice from the Company to the registered holder of this Promissory Note. Shares of Common Stock will be delivered to the registered holder promptly upon such tender at such holder's address as set forth on the records of the Company.

      7. GOVERNING LAW. This Promissory Note shall be governed by and construed in accordance with the laws of Delaware, excluding that body of law relating to conflict of laws.

      8. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Promissory Note. Except where otherwise indicated, all references herein to sections refer to sections hereof.

      9. DEFINITIONS. For purposes of this Allonge to Promissory Note, "Common Stock" means Common Stock of the Company, and "Nonvoting Common Stock" means Nonvoting Common Stock of the Company.


      IN WITNESS WHEREOF, the Company has executed and delivered this Allonge to Promissory Note on _________________, 1997.


                                    PAMIDA HOLDINGS CORPORATION


                                    By: ____________________________________
                                        Steven S.  Fishman,  Chairman of the
                                        Board and Chief Executive Officer





This Allonge to Promissory Note amends the Promissory Note described below:

Series:
Date:
Registered Holder:
Principal (including amounts
added in payment of interest):
Interest:
Total Principal and Interest:
Shares to be issued in full payment of this Promissory Note
      Number of shares:
      Class:



Endorsed and Tendered
for Exchange in Accordance
with this Allonge to Promissory Note


______________________________________
Registered Holder

By:___________________________________

Its:__________________________________

Date:_________________________________



                                    EXHIBIT B


                             NONVOTING COMMON STOCK

      Part 4 of Section 4.3 of Article Fourth of the Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

      Part 4.     CONVERSION.

      4A.   CONVERSION OF NONVOTING COMMON STOCK.

            Each holder of shares of Nonvoting Common Stock shall be entitled to convert into the same number of shares of Common Stock any or all of such holder's shares of Nonvoting Common Stock if (i) such conversion would not have the effect of causing such holder (or a group acting in concert as a partnership or other group of which such holder is a member) to become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 30% or more of the combined voting power of the outstanding securities of the Corporation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors (hereinafter, a "30% Holder"); provided, however, that, notwithstanding the foregoing provisions of this clause (i), if immediately prior to a transfer of shares of Nonvoting Common Stock to a transferee holder, the transferor of such shares would have been a 30% Holder if its holdings of Nonvoting Common Stock were deemed converted into shares of Common Stock, then the transferee holder of such shares of Nonvoting Common Stock shall not have the right to convert such shares of Nonvoting Common Stock into shares of Common Stock until the sixty-first day after the date of the transfer, or (ii) the 11 3/4% Senior Subordinated Notes due 2003 of Pamida, Inc., a Delaware corporation (the "Senior Subordinated Notes") are not outstanding and have not been replaced with a debt issue with comparable provisions requiring redemption or otherwise imposing requirements or restrictions on the Corporation or the issuer of such replacement debt issue in the event a person or group becomes a 30% Holder. For purposes of this Part 4, a "person" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization, or other entity or organization.

      4B.   CONVERSION PROCEDURE.

            (i) Each conversion of shares of Nonvoting Common Stock into shares of Common Stock pursuant to Part 4A above shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares of Nonvoting Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Nonvoting Common Stock represented by such certificate or certificates into shares of Common Stock. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted shares of Nonvoting Common Stock as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

            (ii) Promptly after the surrender of such certificates and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates for the shares of Common Stock issuable upon such conversion and (b) a certificate representing any shares of Nonvoting Common Stock which were represented by the certificate or certificates surrendered to the Corporation in connection with such conversion but which were not converted.

            (iii) The issuance of certificates for shares of Common Stock upon conversion of shares of Nonvoting Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

            (iv) The Corporation at all times shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of shares of Nonvoting Common Stock, such number of shares of Common Stock as may be issuable upon the conversion of all outstanding shares of Nonvoting Common Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance).

            (v) The Corporation shall not close its books against the transfer of shares of Nonvoting Common Stock or shares of Common Stock issued or issuable upon conversion of shares of Nonvoting Common Stock in any manner which would interfere with the timely conversion of shares of Nonvoting Common Stock.

            (vi) If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock or Nonvoting Common Stock, then the outstanding shares of the other of such classes of stock shall be proportionately subdivided or combined in a similar manner.